INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Integrated Health Services, Inc. on Form S-4 of our report dated October 28, 1996, appearing in the Annual Report on Form 10-K of RoTech Medical Corporation for the year ended July 31, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/Deloitte & Touche LLP

Orlando, Florida
September 17, 1997